Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of the following reports:

(1)	Report dated March 9, 2012 related to the consolidated financial statements of ACL I Corporation and subsidiaries, and
(2)	Report dated March 9, 2012 related to the consolidated financial statements and schedule of Commercial Barge Line Company for 2011;

in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-178345) and related Prospectus of ACL I Corporation for the registration of 10.625%/11.375% Senior PIK Toggle Notes due 2016.

/s/ Ernst & Young LLP

Louisville, Kentucky

March 26, 2012